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                                                                      EXHIBIT 11




                             BACK YARD BURGERS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)




                                                           For the Year Ended

                                                January 3     December 28,       December 30,
                                                 1998 (a)         1996                1995
                                                ---------     ------------      -------------
Net Income (loss)                                $  162           $  357          $(2,953)
                                                 ======           ======          =======
Weighted average number of common
shares outstanding during the period              4,261            4,221            3,842
                                                 ======           ======          =======
Basic income (loss) per share                    $ 0.04           $ 0.08          $ (0.77)
                                                 ======           ======          =======
Basic weighted average number of
common shares outstanding during
the period                                        4,261            4,221            3,842

Preferred shares convertible to
common shares                                       298              322              691
Stock Options                                        28               --               --
                                                 ------           ------          -------
                                                  4,587            4,543            4,533
                                                 ======           ======          =======
Diluted income (loss) per share                  $ 0.04           $ 0.08          $ (0.65)
                                                 ======           ======          =======


--------------------

         (a) As a result of the Registrant's fiscal year ending on the Saturday closest to December 31, fiscal 1997 contains 53 weeks versus 52 weeks for fiscal 1996 and 1995. As a result, sales for fiscal 1997 are not directly comparable to those of fiscal 1996 and 1995.